Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LHGN HOLDCO, LLC

DATED AS OF DECEMBER 29, 2020

THE LIMITED LIABILITY COMPANY INTERESTS IN LHGN HOLDCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LHGN HOLDCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of LHGN HoldCo, LLC, a Delaware limited liability company (the “Company”), is entered into as of December 29, 2020, by and among Landcadia Holdings II, Inc., a Delaware corporation (“PubCo”), Landry’s Fertitta, LLC (“LF LLC”), and each other Person who is or at any time becomes a Member (each, a “Party” and collectively, the “Parties”) in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on June 26, 2020, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of June 26, 2020 (the “Existing LLC Agreement”);

WHEREAS, prior to giving effect to the transactions contemplated by the Purchase Agreement (as defined below), the Company was wholly owned by PubCo and PubCo contributed to the Company an amount in cash equal to the Landcadia Closing Cash Contribution Amount and a number of shares of Class B Common Stock equal to the Voting Stock Consideration (as set forth in the Purchase Agreement) in exchange for Class A Units, and such Class A Units were the only issued and outstanding Units of the Company;

WHEREAS, prior to giving effect to the transactions contemplated by the Purchase Agreement, PubCo adopted the Fourth Amended and Restated Certificate of Incorporation which, among other things, following the automatic conversion of the existing shares of class B common stock into shares of Class A Common Stock in accordance with the Third Amended and Restated Certificate of Incorporation of PubCo, authorized a number of additional shares of Class B Common Stock equal to the Voting Stock Consideration, which have no economic interest in PubCo but will have voting rights equal to ten (10) votes per share, subject to the terms and conditions set forth in the Fourth Amended and Restated Certificate of Incorporation of PubCo;

WHEREAS, on June 28, 2020, the Company, PubCo, LF LLC, GNOG Holdings, LLC, a Delaware limited liability company (“GNOG HoldCo”), and Golden Nugget Online Gaming, Inc., a New Jersey corporation, entered into that certain Purchase Agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other things, at the closing contemplated in the Purchase Agreement, LF LLC transferred to the Company all of the issued and outstanding membership interests in GNOG HoldCo in exchange for the Second Landcadia Contribution, which includes the Company’s (i) transfer of the Closing Cash Consideration to LF LLC, (ii) transfer of a number of shares of Class B Common Stock equal to the Voting Stock Consideration to LF LLC, and (iii) the issuance of a number of Class B Units equal to the Equity Interest Consideration to LF LLC;

WHEREAS, as of the Effective Time, LF LLC and PubCo are the sole Members of the Company;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement as of the Effective Time to reflect (a) the consummation of the transactions contemplated by the Purchase Agreement, (b) PubCo’s designation as the sole managing Member of the Company (in its capacity as managing Member, as applicable, the “Managing Member”), and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time;

WHEREAS, each Class B Unit may be exchanged, at the election of the holder of such Class B Unit, into Class A Common Stock in accordance with the terms and conditions of this Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among PubCo and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Agreement).

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)            credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)            debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.4(b).

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person in question. For purposes of this Agreement, (i) no Member shall be deemed to be an Affiliate of any other Member and (ii) no Member shall be deemed to be an Affiliate of the Company.

“Agreement” is defined in the preamble to this Agreement.

“beneficially own” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bipartisan Budget Act” means Title XI of the Bipartisan Budget Act of 2015, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of Law, including court decisions, regulations and administrative guidance.

“Board” means the board of directors of PubCo.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in New York, New York or Houston, Texas.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iv).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date; and (ii) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case of clauses (i) and (ii) subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“Cash Election Notice” is defined in Section 4.6(a)(iv).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Units” means the Class A limited liability company membership interests designated as such by the Managing Member upon issuance and shall also include any Equity Security of the Company issued in respect of or in exchange for Class A Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Units” means the Class B limited liability company membership interests designated as such by the Managing Member upon issuance, which shall have no voting rights.

“Closing Cash Consideration” has the meaning set forth in the Purchase Agreement.

“Closing Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the date hereof after giving effect to the transactions contemplated by the Purchase Agreement, the amount or deemed value of which is set forth on Exhibit A.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than 50% of the beneficial interest therein, (d) in the case of any other entity, more than 50% of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by Contract or otherwise, to direct the management, activities or policies of the entity.

“Credit Agreement” means that certain Credit Agreement, dated as of April 28, 2020 (as amended), by and among Golden Nugget Online Gaming, Inc., a New Jersey corporation, GNOG HoldCo, LF LLC and the Lenders, pursuant to which the Lenders initially extended credit in the form of senior secured term loans in an aggregate principal amount of $300,000,000.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period. Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 4.6(b)(ii).

“Disinterested Director” shall mean a member of the Corporation’s audit committee or another body of independent directors of the Corporation authorized to approve the referenced matter in accordance with the Corporation’s related party policy; provided, that for purposes of this Agreement, any matter referenced in this Agreement that is to be approved by the Disinterested Directors shall be deemed to constitute a “related party transaction” for purposes of the related party policy, regardless of the dollar amount involved.

“Effective Time” means 12:01 a.m. Central Standard Time on the date hereof.

“Equity Interest Consideration” has the meaning set forth in the Purchase Agreement.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Fertitta Affiliates” means, (i) Tilman Fertitta, (ii) Paige Fertitta, (iii) each of their direct descendants, (iv) each such descendant’s adopted child, stepchild, spouse and any person (other than a tenant or employee) sharing the household of such descendant, (v) any trust, the beneficiary of which is any Person listed in clauses (i) through (iv) and (vi) with respect to any Person listed in clauses (i) through (iv), any Person directly or indirectly controlling or controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Final Adjudication” is defined in Section 7.4(b).

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“GNOG HoldCo” is defined in the recitals to this Agreement.

“GNOG LLC” means Golden Nugget Online Gaming, LLC, a New Jersey limited liability company.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)            the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an Interest (or additional Interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (v) the acquisition of an Interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vi), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)            the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)            the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection (d) to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)            if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale- leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Indemnifiable Losses” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4(a).

“Intercompany Agreement” means the agreement between LF LLC and Golden Nugget, LLC, a Nevada limited liability company, under which LF LLC is obligated to pay Golden Nugget, LLC for the interest due under the Credit Agreement.

“Intercompany Agreement Contribution” is defined in Section 4.2(A)(a)(ii).

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lenders” means Jefferies Finance LLC, Coӧperatieve Rabobank U.A., New York Branch, Keybanc Capital Markets Inc., Citizens Bank, N.A., and the lenders signatory to the Credit Agreement.

“LF LLC” is defined in the preamble to this Agreement.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2 and listed on Exhibit B attached hereto.

“Party” or “Parties” is defined in the preamble to this Agreement.

“Party Affiliate” is defined in Section 12.16.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)            any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)            in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)            gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)             to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)            any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“Purchase Agreement” is defined in the recitals to this Agreement.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(f)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” has the meaning set forth in Section 4.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is five (5) Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten (10) Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 4.6(a)(ii).

“Redemption Notice Date” is defined in Section 4.6(a)(ii).

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the A&R Registration Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(i).

“Retraction Notice” is defined in Section 4.6(b)(i).

“Second Landcadia Contribution” has the meaning set forth in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distribution Date” means any date that is five (5) Business Days prior to (a) the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and (b) the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and between LF LLC and PubCo, dated as of December 29, 2020.

“Trading Day” means a day on which the Nasdaq Capital Market or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of Law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(iii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Class A Units, the Class B Units and any other Equity Security of the Company.

“Voting Stock Consideration” has the meaning set forth in the Purchase Agreement.

Section 1.2      Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)            the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)            all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)            all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)            when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)            whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)             “or” is not exclusive;

(g)            pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1       Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2      Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties where the Company may conduct its business.

Section 2.3      Name. The name of the Company is “LHGN HoldCo, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4      Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5      Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6      Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7      Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8     Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income tax purposes. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III
CLOSING TRANSACTIONS

Section 3.1      Purchase Agreement Transactions.

(a)            Pursuant to the terms of the Purchase Agreement, LF LLC transferred to the Company all of the issued and outstanding membership interests in GNOG HoldCo in exchange for the Second Landcadia Contribution.

(b)            PubCo shall take all actions necessary to cause the stock records of the Class B Common Stock to be held on the books and records of the Transfer Agent.

Article IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1      Authorized Units; General Provisions with Respect to Units.

(a)            Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Class A Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.

(b)            Initially, the Units will be uncertificated. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as the Managing Member shall determine necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(b) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(c)            The total number and type of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(d)            If, at any time after the Effective Time, PubCo issues a share of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to PubCo one Class A Unit (if PubCo issues a share of Class A Common Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued and (ii) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Common Stock in order to acquire or fund the acquisition from a Member (other than PubCo) of a number of Class B Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Units in connection therewith and, where such shares of Class A Common Stock have been issued for cash to fund an acquisition, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(d) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any Redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights or property. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of newly-issued shares of Class A Common Stock to another Person and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (i) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(d), and (ii) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

(e)           PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Class A Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Class A Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the Redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant other than those issued under PubCo’s employee benefit plans), then the Redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(f)            The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.2      Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Class A Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. For the avoidance of doubt, Class B Units shall have no voting rights. Except as otherwise expressly provided in this Agreement, the holders of Class A Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3      Capital Contributions; Unit Ownership.

(a)           Capital Contributions. Except as otherwise set forth in Section 4.1(d), no Member shall be required to make additional Capital Contributions.

(b)          Issuance of Additional Units or Interests.

(i)	Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right, in its sole discretion, to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member in its sole discretion, which rights, preferences and privileges may be senior to the Units) and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided, that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided, that notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of shares of PubCo Common Stock or other Equity Securities of PubCo; provided, that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Common Stock or other Equity Securities of PubCo.

(ii)	Within five (5) days of each payment made by LF LLC to GNOG LLC as a result of obligations under the Intercompany Agreement for the purpose of a payment of interest under the Credit Agreement (each, an “Intercompany Agreement Contribution”) the Managing Member shall cause the Company to issue to LF LLC a number of Class B Units equal to (rounded down to the nearest whole Unit) (A) the amount of the relevant Intercompany Agreement Contribution divided by (B) (x) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the due date of such payment in accordance with the Intercompany Agreement; and (y) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case of clauses (x) and (y), subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. Simultaneously with the delivery of Class B Units under this Section 4.3(b)(ii), PubCo shall deliver to LF LLC an equal number of shares of Class B Common Stock, which shares shall be validly issued, fully paid and nonassessable when issued in accordance with this Agreement.

Section 4.4      Capital Accounts.

(a)            A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

(b)            Each Intercompany Agreement Contribution shall be treated as a capital contribution by LF LLC and increase LF LLC’s Capital Contribution and Capital Account.

Section 4.5      Other Matters.

(a)            No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)            No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.8 or as otherwise contemplated by this Agreement.

(c)            The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)          Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)          The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6      Redemption of Class B Units.

(a)          Redemption.

(i)            Upon the terms and subject to the conditions set forth in this Section 4.6, following one hundred and eighty (180) days after the date hereof, each of the Members (other than PubCo and its wholly-owned Subsidiaries) (each, a “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Class B Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) for either (x) the delivery by the Company of a number of shares of Class A Common Stock equal to the number of Class B Units surrendered (a “Redemption”) or (y) at the Company’s election made in accordance with Section 4.6(a)(iv), the delivery by the Company of cash equal to the Cash Election Amount calculated with respect to such Redemption. Absent the prior written consent of the Managing Member, with respect to each Redemption, a Redeeming Member shall be:

(A)	required to redeem at least a number of Class B Units equal to the lesser of (x) 1,000 Class B Units and (y) all of the Class B Units then held by such Redeeming Member; provided, that a Redeeming Member shall be permitted to effect a Redemption of Class B Units at least as frequently as once per calendar quarter; and

(B)	Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii)           In order to exercise the Redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Class B Units (together with the surrender and delivery of an equal number of shares of Class B Common Stock) the Redeeming Member elects to have the Company redeem;

(B)	if the shares of Class A Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued;

(C)	whether the exercise of the Redemption right is to be contingent (including as to timing) upon (i) the closing of an underwritten offering of the shares of Class A Common Stock for which the Class B Units will be redeemed, (ii) the closing of an announced merger, consolidation or (iii) other transaction or event to which PubCo is a party in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D)	if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day; provided, that, any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

(iii)         If the Class B Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Class B Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member or the Transfer Agent, the Redeeming Member shall also deliver, prior to the Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv)          Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption; provided, that so long as Pubco makes the election on behalf of the Company in its capacity as the sole managing member of the Company, such election shall be approved by a majority of the Disinterested Directors. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election (a “Cash Election Notice”) to the Redeeming Member (with a copy to PubCo) prior to 5:00 p.m., Texas time, on the third Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(v)           For U.S. federal and applicable state and local income tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption as a sale of the Redeeming Member’s Class B Units (together with the same number of shares of Class B Common Stock) to PubCo in exchange for shares of Class A Common Stock or cash, as applicable.

(b)          Redemption Procedures.

(i)            Subject to the satisfaction of any contingency described in Section 4.6(a)(ii)(C) or (D) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver a Retraction Notice later than two (2) Business Days prior to the applicable Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii)            Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.6(b)(i), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Class B Units to be redeemed (and a corresponding number of shares of Class B Common Stock to be canceled) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or 4.6(a)(iv), as applicable, and as described in Section 4.1(d), the Company shall issue to PubCo a number of Class B Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the redeemed Class B Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or 4.6(a)(iv), as applicable, and (z) if the Class B Units are certificated, issue to the Redeeming Member a certificate for a number of Class B Units equal to the difference (if any) between the number of Class B Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 4.6(b)(ii)(A) and the number of redeemed Class B Units and (D) PubCo shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”)) from the sale by PubCo of a number of shares of Class A Common Stock equal to the number of Class B Units and Class B Common Stock to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided, that PubCo’s Capital Account shall be increased by an amount equal to any such Discounts relating to such sale of shares of Class A Common Stock or other PubCo Equity Securities in accordance with Section 7.8; provided, further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(c)            Splits, Distributions and Reclassifications. If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(f)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for, to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A Common Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Class B Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective date of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Class B Units held by the Members and their Transferees as of the date hereof, as well as any Class B Units hereafter acquired by a Member and his or her or its Transferees.

(d)            PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Class B Units; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non- assessable. In addition, for so long as the shares of Class A Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar of the Class A Common Stock.

(e)            Redemption Taxes. The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(f)             [Reserved]

(g)            Distribution Rights. No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Class B Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class B Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(h)            PubCo Membership. Any Class B Units acquired by the Company under this Section 4.6 and Transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall continue as a Member of the Company with respect to any Class A Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption).

(i)             Redemption Restrictions. The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(j)             Tax Certificates. In connection with any Redemption, the Redeeming Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code.

(k)            Representations and Warranties. In connection with any Redemption, upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Election Amount, the Redeeming Member shall represent and warrant that the Redeeming Member is the owner of the number of Class B Units the Redeeming Member is electing to have the Company redeem and that such Class B Units are not subject to any liens or restrictions to transfer the shares (other than restrictions imposed by this Agreement and PubCo’s Fourth Amended and Restated Certificate of Incorporation).

Section 4.7      Representations and Warranties of the Members. Unless otherwise set forth in an agreement between the Company and a Member, each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that (i) to the extent it is not a natural person, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (ii) to the extent it is not a natural person, it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (iii) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a Proceeding in a court of law or equity); (iv) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (A) such Member’s charter or other governing documents to the extent it is not a natural person or (B) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (v) it: (A) has been furnished with such information about the Company and the Interest as that Member has requested, (B) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Interest herein, (C) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (D) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (E) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and (F) understands and agrees that its Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

Article V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1      Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2      Special Allocations.

(a)            Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)            Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)            Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)            Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)            Notwithstanding any provision hereof to the contrary except Section 5.2(a) and 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)            Notwithstanding any provision hereof to the contrary except Section 5.2(c) and 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided, that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and 5.2 have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g)            If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and 5.2 have been made as if Section 5.2(f) and 5.2(g) were not in this Agreement.

(h)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)            The allocations set forth in Section 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3      Allocations for Tax Purposes in General.

(a)            Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 5.1 and 5.2.

(b)            In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using any method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that, no method other than the “traditional method” shall be used absent the consent of a majority of the Disinterested Directors.

(c)            Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d)            Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)            If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f)            Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of a Company Interest shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

Section 5.4      Other Allocation Rules.

(a)            The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b)            The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Section 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Section 4.4, 5.1, 5.2 or 5.3would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law.

(c)            All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)            The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.

Article VI
DISTRIBUTIONS

Section 6.1      Distributions.

(a)            Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine (in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)) using such record date as the Managing Member may designate. Any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(e) or Section 4.6 or payments made in accordance with Section 7.4, Section 7.8 or Section 10.4 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)            Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)            Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Sections 5.1 and 5.2.

Section 6.2      Tax-Related Distributions. On or prior to each Tax Distribution Date, the Company will, subject to the availability of funds and any restrictions contained in any agreement to which the Company is bound, make distributions to the Members pro rata in proportion to their respective number of Units in an amount sufficient to allow each Member to satisfy all of its federal, state, local and non-U.S. tax liabilities arising from allocations of income, gain, loss, deduction and credit attributable to such Member’s interests in the Company during the taxable period to which the tax-related distribution under this Section 6.2 relates (a) assuming for this purpose that each Member has no income or deductions from any other source (b) assuming for this purpose that each Member is a corporation subject to the highest applicable combined tax rate applicable to a corporation, and (c) without taking into account any amortization and depreciation or other items of deduction allocated to any Member, or any step-up in basis from the sale of any assets, in each case, for which such Member is required to make payments under the Tax Receivable Agreement.

Section 6.3      Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VII
MANAGEMENT

Section 7.1      Managing Member Rights; Fiduciary Duties.

(a)            PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided for in this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members, other than the Managing Member (in their capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)            In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through the Board, and that the members of the Board will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2      Officers.

(a)            The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)            The Officers of the Company as of the date hereof are set forth on Exhibit B attached hereto.

(c)            Except as otherwise set forth herein, the Chief Executive Officer, if appointed by the Managing Member in its discretion, will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(d)            Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any Contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e)            Subject to this Agreement and to the rights, if any, of an Officer under a Contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any Contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(f)            The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the DGCL.

Section 7.3      Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)            one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)            any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4      Indemnification.

(a)            Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a member, director or an officer of the Company or is or was serving at the request of the Company as a member, director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, employee or agent or in any other capacity while serving as a member, director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the Act and any other applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 7.4(d) with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)            Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Act so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a member, director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Proceeding or the absence of any prior determination to the contrary.

(c)            Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a member, director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(d)            Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such Law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e)            Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(f)            Non-exclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any statute, this Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g)            No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h)            Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company, is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such expense, Liability or loss under the Act.

Section 7.5      Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.6      No Inconsistent Obligations. The Managing Member represents that it does not have any Contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any Contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.7      Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the surrender and delivery of one share of Class B Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.8      Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) upon the determination of the Managing Member (acting in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)), reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided, that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discount and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.8 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as a cost or an expense of the Company.

Article VIII
ROLE OF MEMBERS

Section 8.1      Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs, or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. Any Member, its Affiliates and its and their employees, stockholders, agents, directors or officers may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2      Voting.

(a)            Meetings of the Members may be called by the Managing Member. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two (2) Business Days and not more than thirty (30) days prior to the date of such meeting. Members holding Class A Units may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Class A Units shall constitute the act of the Members. For the avoidance of doubt, Members holding Class B Units shall not be entitled to any voting rights under this Agreement.

(b)            Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)            Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d)            Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3      Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or Company Representative.

Section 8.4      Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of the Members or officers of the Company, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Limited Liability Company Agreement or in the future, and the Company renounces any expectancy that any of the Members or the officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the Members and officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a Members or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the Member or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Article IX
TRANSFERS OF INTERESTS

Section 9.1      Restrictions on Transfer.

(a)            Except as provided in Section 4.6, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion; provided, however, that the Class B Units may be Transferred to any Fertitta Affiliate without any consent of the Managing Member. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)            In addition to any other restrictions on Transfer contained herein, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void and of no force or effect whatsoever.

Section 9.2      Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three (3) Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3      Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 9.4      Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LHGN HOLDCO, LLC, DATED AS OF DECEMBER 29, 2020, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

Article X
ACCOUNTING

Section 10.1    Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2    Tax Elections.

(a)            The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)         to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii)        to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)       to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv)       except as otherwise provided in this Agreement, any other election the Managing Member may deem appropriate and in the best interests of the Company.

Section 10.3    Tax Returns; Information; Certain Audits of Acquired Companies.

(a)            The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company Representative shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than ninety (90) days after the end of each Fiscal Year). The Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Bipartisan Budget Act, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative, or to otherwise allow the Company or Company Representative to avoid or reduce any. To the fullest extent allowable by Law, and except with respect to the information described in the first sentence of this Section 10.3, each Member (other than the Managing Member) hereby waives all rights to any information that it may otherwise obtain pursuant to Section 18-505 of the Act.

(b)            Any “Tax” audit or other suit or proceeding, including any “Tax Matter,” of or with respect to “GNOG HoldCo,” the “Company” or “New GNOG” to which the third sentence of Section 5.14(b) of the Purchase Agreement does not apply shall be within the control of the Managing Member. Notwithstanding the foregoing, to the extent any such audit, suit or proceeding relates solely to a “Tax Return” of a “Pre-Closing Tax Period,” the Managing Member shall not settle or compromise such audit, suit or proceeding absent the consent of LF LLC, which consent shall not be unreasonably withheld, conditioned, or delayed. All terms in quotations used in this Section 10.3(b) shall have the meaning assigned thereto in the Purchase Agreement.

Section 10.4    Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. The Company Representative shall have the right and obligation to take all actions (and make all elections) authorized and required, respectively, by the Code for the Company Representative, and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of such proceedings. Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”, as such term is used in Treasury Regulations Section 301.6223-1) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. In the event of a conflict between the terms of the indemnity in this Section 10.4 and the terms of any other indemnity in this Agreement (including in Section 7.4), this indemnity shall control.

Section 10.5    Withholding Tax Payments and Obligations.

(a)            Upon providing reasonable advance written notice of its intention to withhold and giving a Member a reasonable opportunity to demonstrate that withholding may not be required or, alternatively, that withholding at a lesser tax rate may be permissible, the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)            To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c)            For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d)            Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(e)            Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Article XI
DISSOLUTION

Section 11.1    Liquidating Events

. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)            the sale of all or substantially all of the assets of the Company;

(b)            the determination of the Managing Member to dissolve the Company;

(c)            the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; and

(d)            the entry of a decree of judicial dissolution under Section 18‒802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2    Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof (ii) or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

Section 11.3    Procedure.

(a)            In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided, that if a Member is in bankruptcy or dissolved, the Managing Member shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)            Following the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)         First, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below);

(ii)        Second, to the payment of all expenses of liquidation and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or, to the fullest extent permitted by Law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act; and

(iii)       Third, the balance to the Members, pro rata in proportion to their respective ownership of Units.

(c)            Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)            Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4    Rights of Members.

(a)            Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)            Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5    Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XII
GENERAL

Section 12.1    Amendments; Waivers.

(a)            The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with both (y) the approval of the Managing Member and (z) except for any amendment pursuant to Section 7.8, if, at such time, LF LLC beneficially owns any Units, the approval of LF LLC; provided, that no waiver, modification or amendment shall be effective until after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

(i)         modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member; or

(ii)        except as provided in the provisos in the last sentence of Section 4.3, alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the prior written approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.

(b)            Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(f) and (ii) as necessary, and solely to the extent necessary, in the reasonable advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2    Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4    Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5    Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6    Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law.

Section 12.7    Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any Action arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each of the parties hereto further irrevocably consents, to the fullest extent permitted by Law, to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

Section 12.8    Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9    Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. Any signature hereto delivered by a Party by facsimile or other means of electronic transmission shall be deemed an original signature hereto.

Section 12.10   Notices. Any notice, request, demand or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Landcadia Holdings II, Inc.

1510 West Loop South

Houston, Texas 77027

Attention:	General Counsel
Email:	SScheinthal@ldry.com

With copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Fax:	(713) 836-3601
Attention:	Joel Rubinstein
Michael Deyong
Email:	joel.rubinstein@whitecase.com
Michael.deyong@whitecase.com

If to the LF LLC, addressed to it at:

c/o Landry’s, Inc.

1510 West Loop South

Houston, Texas 77027

Attention:	Chief Financial Officer
E-mail:	RLiem@ldry.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219

Attention:	Jennifer Wisinski
Paul Amiel
E-mail:	Jennifer.Wisinski@haynesboone.com
Paul.Amiel@haynesboone.com

or to such other address or to such other Person as either Party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 5:00 p.m. Texas time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11  Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12  Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13  Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14  Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY MEMBER OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.15  No Third-Party Beneficiaries. Except as expressly provided in Sections 7.4 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereto.

Section 12.16  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Party Affiliate is a party to such document, agreement, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 12.16.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

LHGN HOLDCO, LLC

By:	/s/ Steven L. Scheintal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

MANAGING MEMBER:

LANDCADIA HOLDINGS II, INC.

By:	/s/ Steven L. Scheintal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

MEMBERS:

LANDRY’S FERTITTA, LLC

By:	/s/ Richard H. Liem
Name:	Richard H. Liem
Title:	Vice President and Secretary

[Signature Page to Amended and Restated Limited Liability Company Agreement of LHGN HoldCo, LLC]

Exhibit A

Members	Number of Shares of Class A Common Stock Owned	Number of Shares of Class B Common Stock Owned	Number of Units Owned	Closing Date Capital Account Balance
Landcadia Holdings II, Inc.	36,982,320	0	36,982,320	$369,823,200.00
Landry’s Fertitta, LLC	0	31,350,625	31,350,625	$313,506,250.00

Exhibit A

Exhibit B

Officer Listing

Tilman J. Fertitta	Chief Executive Officer

Thomas Winter	President

Michael Harwell	Chief Financial Officer

Exhibit B